Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 to Form S-3 (No. 333-206786) and related Prospectus of ContraFect Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 15, 2016, with respect to the financial statements of ContraFect Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey

June 1, 2016